UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2005

MetroPCS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-111470	75-2550006
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8144 Walnut Hill Lane Suite 800 Dallas, Texas	75231
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 265-2550

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On April 26, 2005, MetroPCS, Inc. (the “Company”) issued the press release attached hereto as Exhibit 99.1 announcing that the Company (i) has commenced a cash tender offer to purchase any and all of its $150,000,000 aggregate principal amount 10¾% Senior Notes due 2011 (CUSIP No. 59170P AC 8) (the “Notes”) and (ii) is soliciting consents to proposed amendments that would eliminate certain restrictive covenants and default provisions contained in the indenture governing the Notes (the “Indenture”) and to the waiver of any and all defaults and events of default that may exist under the Indenture as of the date consents are accepted.

As previously publicly disclosed, the Company obtained a waiver by the holders of Notes (the “Holders”), which waiver will expire at the close of business on May 2, 2005, of any default or event of default under the Indenture arising from the Company’s failure to comply with the covenant set forth in Section 4.03 of the Indenture, which requires the Company to file with the Securities and Exchange Commission, and furnish to the Holders, the reports required to be filed pursuant to the Securities Exchange Act of 1934. As of the date of this Form 8-K, the Company has not complied in 2005 with the covenants set forth in Section 4.04 of the Indenture, which require the Company to deliver to the trustee under the Indenture (i) a certificate as to whether the Company has complied with the terms of the Indenture, (ii) audited financial statements of the Company as of and for the year ended December 31, 2004, accompanied by a written statement of the Company’s independent accountants as to whether anything has come to their attention that would lead them to believe that the Company has violated any covenants contained in the Indenture and (iii) notice of any default or event of default under the Indenture of which the Company has become aware.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release of the Company dated April 26, 2005

Limitation on Incorporation by Reference

In accordance with general instruction B.2 of Form 8-K, the information in this report furnished pursuant to Item 7.01 (including the exhibit hereto) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROPCS, INC.

Date: April 26, 2005	By:	/s/ J. Braxton Carter
J. Braxton Carter
Senior Vice President and
Chief Financial Officer